Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces First Quarter Results of Operations.
Naperville, IL, May 11, 2009.  Chicago Rivet & Machine Co. (Amex, symbol: CVR) today announced results for the first quarter of 2009 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three Months Ended March 31

	2009	2008

Net sales	$4,759,290	$8,414,326

Income (loss) before income taxes	(953,861)	43,663
Net income (loss)	(623,861)	27,663
Net income (loss) per share	(.65)	.03
Average shares outstanding	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500